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                                                            Exhibit 23.2


                        CONSENT OF ARTHUR ANDERSEN LLP


     As independent public accountants, we hereby consent to the incorporation by reference in Registration Statements on Form S-8 (Nos. 333-87123 and 333-30108) of Streamline.com, Inc. of our reports dated March 5, 1999 and November 11, 1999, on our audits of the financial statements of Beacon Home Direct, Inc. as of December 31, 1997 and 1998 and for the years then ended, which is included in this Current Report on Form 8-K. It should be noted that we have not audited any financial statements of the company subsequent to December 31, 1998 or performed any audit procedures subsequent to the date of our report.

                                       /s/ Arthur Andersen LLP

                                       ARTHUR ANDERSEN LLP


Chicago, Illinois
September 27, 2000